Exhibit 99.1

September 10, 2012

Raptor Pharmaceutical Corp. Expands Senior Management

NOVATO, Calif., Sept. 10, 2012 (GLOBE NEWSWIRE) — Raptor Pharmaceutical Corp. (“Raptor” or the “Company”) (Nasdaq:RPTP), today announced the appointment of Georgia Erbez, as Chief Financial Officer of Raptor, and Julie Anne Smith, as Executive Vice President, Strategy, and Chief Operating Officer.

Ms. Erbez will be responsible for directing Raptor’s global financial strategy and organization and providing leadership in defining, communicating, and executing corporate and financial strategic initiatives. Ms. Smith will be responsible for directing Raptor’s commercial, manufacturing, and program management organizations, and providing leadership in corporate and strategic development initiatives. Both Ms. Erbez and Ms. Smith will report to Christopher M. Starr, Ph.D, Chief Executive Officer of Raptor.

“We are thrilled to add Georgia and Julie to Raptor’s executive management team,” stated Christopher Starr, Raptor’s CEO. “Their combined skills and experience in strategic finance, orphan drug development and commercialization will greatly enhance our execution capabilities and ability to realize our full growth potential as we anticipate the first approval of our drug for treating cystinosis next year and continue to advance our development programs.”

Ms. Erbez has over 20 years of experience in investment banking focused on providing comprehensive financial and strategic advisory services to life science companies. Most recently, Ms. Erbez, as the founder and managing director of Beal Advisors, a boutique investment bank, has provided advisory and capital raising services to emerging growth companies. Ms. Erbez previously worked at Jefferies & Co., SG Cowen, Hambrecht & Quist and Alex. Brown & Sons. Ms. Erbez has participated in over 70 financing and merger transactions in the health care industry valued at over $7.0 billion. Kim Tsuchimoto, who has played a critical role in Raptor’s development, will continue in a financial and administrative capacity as Vice President Finance.

Ms. Smith has nearly 20 years of experience in biotech with the preponderance spent in orphan drug development and commercial product opportunities. She has served in executive management of both private and public biotech firms, most recently, as Chief Commercial Officer of Enobia Pharma, Inc., an orphan product clinical stage company acquired by Alexion (Nasdaq:ALXN). Prior to that, she served as Vice President, Commercial, for Jazz Pharmaceuticals, and Vice President Product Development and Global Marketing for Genzyme where she led the worldwide commercialization and planning for Myozyme®, an infused enzyme therapy for ultra-orphan genetic disease.

About Raptor Pharmaceutical Corp.

Raptor Pharmaceutical Corp. (Nasdaq:RPTP) (“Raptor”) seeks to research, produce, and deliver medicines that improve life for patients with severe, rare disorders. Raptor currently has product candidates in clinical development designed to potentially treat nephropathic cystinosis, Non-alcoholic Steatohepatitis (“NASH”), Huntington’s Disease (“HD”), aldehyde dehydrogenase deficiency (“ALDH2”), and thrombotic disorder.

Raptor’s preclinical programs are based upon bioengineered novel drug candidates and drug-targeting platforms derived from the human receptor-associated protein and related proteins that are designed to target cancer and infectious diseases.

For additional information, please visit www.raptorpharma.com.

The Raptor Pharmaceutical Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7180

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operation or future financial performance. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company’s forward looking statements from fruition include: that Raptor may be unsuccessful in developing any products or acquiring products; that Raptor’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; that Raptor is unable to retain or attract key employees whose knowledge is essential to the development of its products; that the addition of Ms. Erbez and Ms. Smith to Raptor’s management team will enhance Raptor’s management team; that unforeseen scientific difficulties develop with the Company’s process; that Raptor’s patents are not sufficient to protect essential aspects of its technology; that competitors may invent better technology; that Raptor’s products may not work as well as hoped or worse, that the Company’s products may harm recipients; and that Raptor may not be able to raise sufficient funds for development or working capital. As well, Raptor’s products may never develop into useful products and even if they do, they may not be approved for sale to the public. Raptor cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings from time to time with the Securities and Exchange Commission (the “SEC”), which Raptor strongly urges you to read and consider, including: Raptor’s annual report on Form 10-K and Amendment No. 1 to its Annual Report on Form 10-K/A filed with the SEC on November 14, 2011 and December 19, 2011, respectively; and Raptor’s quarterly report on Form 10-Q filed with the SEC on July 10, 2012, which are available free of charge on the SEC’s web site at http://www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor’s reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

CONTACT:	Trout Group (investors)

Lauren Glaser

(646) 378-2972

lglaser@troutgroup.com

EVC Group (media)

Janine McCargo

(646) 688-0425

jmccargo@evcgroup.com

Source: Raptor Pharmaceutical Corp.

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